As filed with the Securities and Exchange Commission on September 1, 2020

Registration No. 333-232520

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Epsilon Energy Ltd.

(Exact name of registrant as specified in its charter)

Alberta, Canada	98-1476367
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16945 Northchase Drive, Suite 1610

Houston, Texas 77060

(281) 670-0002

(Address, including zip code, and telephone number, of Registrant’s principal executive offices)

Epsilon Energy Ltd. Amended and Restated 2017 Stock Option Plan

Epsilon Energy Ltd. Share Compensation Plan

(Full title of the plan)

Michael Raleigh

Chief Executive Officer

16945 Northchase Drive, Suite 1610

Houston, Texas 77060

(281) 670-0002

(Name, address, including zip code, and telephone number, of agent for service)

Please send copies of all communications to:

Gislar Donnenberg

DLA Piper LLP (US)

1000 Louisiana Street, Suite 2800

Houston, Texas 77002

(713) 425-8400

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Amended and Restated 2017 Stock Option Plan

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, Registration No. 333-232520 (the “Prior Registration Statement”), is being filed to deregister certain shares (the “2017 Plan Shares”) of Epsilon Energy Ltd. (the “Company”) that were registered for issuance pursuant to the Company’s Amended and Restated 2017 Stock Option Plan (the “2017 Plan”). The Prior Registration Statement registered 980,000 2017 Plan Shares issuable to the 2017 Plan optionees. The Company will not issue any more 2017 Plan Shares pursuant to the 2017 Plan.

As of the filing date, there are 245,000 equity share options that have been awarded under the 2017 Plan and 755,000 equity share options that remain available for future issuance under the 2017 Plan. Although the 2017 Plan authorized the Company to register for issuance a maximum of 1,000,000 common shares, as of December 31, 2018, 20,000 shares had been previously issued upon the exercise of options granted under the 2017 Plan.

The Prior Registration Statement is hereby amended to deregister 735,000 of the 980,000 2017 Plan Shares that were previously registered and that remain unissued under the Prior Registration Statement pursuant to the 2017 Plan.

Share Compensation Plan

This Post-Effective Amendment No. 1 to the Prior Registration Statement is being filed to deregister certain shares (the “Share Compensation Plan Shares”) of the Company that were registered for issuance pursuant to the Company’s Share Compensation Plan. The Prior Registration Statement registered 945,833 Share Compensation Plan Shares issuable to the Share Compensation Plan participants. The Company will not issue any more Share Compensation Plan Shares pursuant to the Share Compensation Plan.

As of the filing date, there are 346,499 common shares that have been awarded under the Share Compensation Plan and 653,501 common shares that remain available for future issuance under the Share Compensation Plan. Although the Share Compensation Plan authorized the Company to register for issuance a maximum of 1,000,000 common shares, as of December 31, 2018, a total of 54,167 common shares had been issued under the Share Compensation Plan.

The Prior Registration Statement is hereby amended to deregister 599,334 of the 945,833 Share Compensation Plan Shares that were previously registered and that remain unissued under the Prior Registration Statement pursuant to the Share Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on this 1st day of September, 2020.

EPSILON ENERGY, LTD.

By:	/s/ B. Lane Bond
B. Lane Bond
Chief Financial Officer

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed below by the following persons in the indicated capacities on September 1, 2020.

Signature	Title

*	Chief Executive Officer and Director
Michael Raleigh	(Principal Executive Officer)

/s/ B. Lane Bond	Chief Financial Officer
B. Lane Bond	(Principal Financial and Accounting Officer)

*	Chairman of the Board
John Lovoi

*	Director
Matthew Dougherty

*	Director
Stephen Finlayson

*	Director
Ryan Roebuck

*	Director
Jacob Roorda

*	Director
Tracy Stephens

* By:	/s/ B. Lane Bond
B. Lane Bond
Attorney-in-Fact